Exhibit D-1



                           BEFORE THE

               ARKANSAS PUBLIC SERVICE COMMISSION




IN THE MATTER OF THE APPLICATION      )
OF ARKANSAS POWER & LIGHT COMPANY     )
FOR AUTHORIZATION TO ENTER INTO       )      DOCKET NO. 95-_____-U
CERTAIN FINANCING TRANSACTIONS        )
DURING THE YEARS 1996 THROUGH 2000    )


                     A P P L I C A T I O N



      Arkansas  Power & Light Company ("AP&L" or the  "Company"),

respectfully states:

      1.    AP&L is a corporation organized under the laws of the

State  of Arkansas and a public utility as defined by Act 324  of

the  Acts  of  Arkansas  of 1935, as amended  ("Act  324").   The

Company's  property  consists of facilities for  the  generation,

transmission,  and distribution of electric power and  energy  to the  public and of other property necessary to repair,  maintain,

and  operate  those  facilities.  These  facilities  are  located principally  in the State of Arkansas.  Certain distribution  and transmission  facilities for wholesale customers are  located  in

the   State  of  Missouri,  and  distribution  lines  for  retail customers situated wholly on the west side of the main channel of the Mississippi River are located in a small portion of the State of Tennessee.

      2.    This Application is filed pursuant to Sections 58 and

59  of  Act  324  and Sections 2.03, 4, and 5  of  the  Rules  of

Practice  and  Procedure  ("Procedural Rules")  of  the  Arkansas

Public Service Commission ("APSC" or the "Commission").  AP&L  is

subject  to  the  jurisdiction  of the  Securities  and  Exchange

Commission  ("SEC") under the Public Utility Holding Company  Act of  1935,  as amended (the "Holding Company Act"), as an electric utility subsidiary of Entergy Corporation ("Entergy"), which is a registered public utility holding company .  It therefore may  be necessary  for  AP&L  to  comply with the rules  and  regulations promulgated  by  the  SEC  under such  Act  and,  as  hereinafter described in greater detail, to secure certain approvals  of  the

SEC  in  connection  with  the transactions  proposed  herein  as described in paragraph 14 below.



  I.  ISSUANCE AND SALE OF FIRST MORTGAGE BONDS AND DEBENTURES

      3.   Pursuant to Section 59 of Act 324, AP&L hereby applies

to  the Commission for an order authorizing it from time to  time not earlier than January 1, 1996, and not later than December 31,

2000,  to issue and sell one or more series of its first mortgage bonds  (the  "Bonds" or "First Mortgage Bonds") and one  or  more series  of  its  debentures (the "Debentures") in such  principal amounts  as  AP&L  may  elect, which  combined  amounts,  in  the

aggregate, shall not exceed the sum of $870,000,000.   The  Bonds

and  Debentures  of each series will be due not less  than  three years  nor  more  than 40 years after their respective  dates  of issuance  and will be dated as of the first day or the  fifteenth day of the month in which the particular series is issued.

     4.   The Company's request herein for authorization to issue

and sell its First Mortgage Bonds is in addition to, and does not supersede, the authorization granted by this Commission in Docket

No. 93-217-U, wherein the Commission authorized AP&L to issue and sell  in  one  or more series, from time to time not  later  than

December  31,  1995,  not  more than  $600,000,000  in  aggregate principal amount of its First Mortgage Bonds.  There is currently a  balance of $270,000,000 in aggregate principal amount  of  the

Company's  First  Mortgage  Bonds  subject  to  the  Commission's authorization  in  Docket  No. 93-217-U  remaining  unissued  and unsold.

      5.    Each series of Bonds and Debentures will be  sold  at

such  price,  will bear interest at such rate (which  may  be  an adjustable  rate),  and  will mature on  such  date  as  will  be determined  at  the  time  of sale.  AP&L  anticipates  that  the issuance and sale of each series of Bonds and Debentures will  be by  means  of competitive bidding or a negotiated public offering or  private  placement with institutional investors in  order  to secure  the advantage of an advanced marketing effort and/or  the best  available terms. Because the markets for the Bonds and  the

Debentures  are  constantly fluctuating, it is  not  possible  to forecast the precise interest rate for any series of the Bonds or

Debentures at this time.

      6.    Each  series of the Bonds is to be issued  as  a  new

series of First Mortgage Bonds under AP&L's Mortgage and Deed  of

Trust, dated as of October 1, 1944, to Guaranty Trust Company  of

New  York  (Bankers Trust Company, successor) and Henry A.  Theis

(Stanley Burg, successor), Co-Trustee, and Marvin A. Mueller (The

Boatmen's National Bank of St. Louis, successor), Co-Trustee,  as

to   certain   Missouri  property,  as  Trustees,  as  heretofore

supplemented  and  as  proposed to  be  further  supplemented  by

additional  supplemental indentures thereto (the "Mortgage").   A

copy  of the Mortgage, as supplemented, has previously been filed with the Commission.  A copy of the proposed form of supplemental indenture relating to each series of the Bonds is attached hereto as AP&L Exhibit A.

      7.    The Mortgage constitutes a first mortgage lien on all

of  the  properties  presently owned by AP&L  (except  as  stated

below),  subject to (a) leases of minor portions of the Company's property  to  others  for uses which do not  interfere  with  the conduct  of  the Company's business, (b) leases of  certain  AP&L property  not  used  in its electric utility  business,  and  (c)

excepted encumbrances.  There are excepted from the lien  of  the

Mortgage  all  cash  and  securities;  certain  equipment,  fuel,

materials,  or  supplies; timber, minerals, mineral  rights,  and

royalties;   receivables,  contracts,   leases,   and   operating

agreements; and certain unimproved lands sold or to be sold.  The

Mortgage   contains  provisions  for  encumbering  after-acquired

property  by the lien thereof, subject to limitation in the  case of  consolidation, merger, or sale of substantially all of AP&L's assets.

      8.   AP&L is obligated to make annual payments into sinking

or improvement and maintenance and replacement funds with respect to  its  First  Mortgage  Bonds of  prior  series,  but,  at  the

Company's election, one or more series of the Bonds may be issued free  of either or both of such requirements.  If AP&L elects  to issue  a series of the Bonds subject to such requirements, or  to similar  requirements, such annual payments may be made in  cash,

by principal amount of Bonds of such series that are outstanding,

or with property additions.

      9.    The  Mortgage does not limit the aggregate  principal

amount of First Mortgage Bonds that may be outstanding at any one

time.   The  stockholders of AP&L have consented to the  issuance

under  the  Mortgage  of First Mortgage Bonds  not  exceeding  an aggregate  amount outstanding at any one time of  $5,000,000,000.

The   aggregate  amount  of  First  Mortgage  Bonds  issued   and

outstanding  under  the  Mortgage  as  of  June  30,   1995,   is

$919,978,000,  all  of  which  is secured  by  the  lien  of  the

Mortgage.

      10.  The Debentures will be issued under either one or more

Debenture  Indentures or Subordinated Debenture Indentures,  each to  be  entered  into by the Company with a Trustee,  and  to  be substantially  in the forms attached hereto as AP&L  Exhibit  B-1

and   AP&L   Exhibit  B-2,  respectively  (each,   a   "Debenture

Indenture"), as may be supplemented from time to time.

      11.   The  Debentures issued under a Subordinated Debenture

Indenture or a supplement thereto would be expressly subordinated to  Senior Indebtedness, as defined therein or pursuant  thereto.

A  Subordinated Debenture Indenture or a Supplement thereto   may

also  provide  that payment of interest on the Debentures  issued thereunder  may  be paid monthly, quarterly or semi-annually  and may  be  deferred for limited periods, without creating a default with  respect thereto so long as no dividends are being  paid  on common stock or preferred stock, or certain actions are not taken related to the retirement of the common or preferred stock of the

Company during such period of deferral.

      12.    The form of AP&L's Debenture Indenture provides that

Debentures issued thereunder may be either unsecured or  secured.

AP&L  does  not  contemplate issuing both unsecured  and  secured

Debentures  under  a single Debenture Indenture,  or  supplements thereto.  AP&L may, from time to time, issue Debentures that  are secured by a subordinate lien on some or all of its property,  or by some other form of collateral.  Such secured Debentures may be pledged to the trustee under a separate Debenture Indenture, or a supplement thereto, to secure AP&L's obligations with respect  to

unsecured   Debentures  issued  thereunder,   or   such   secured

Debentures may be sold publicly or through a private placement.

      13.   The  net  proceeds that AP&L will  receive  from  the

issuance and sale of the Bonds and the Debentures will be used to pay  all  or  a  portion of the Company's short-term indebtedness

outstanding  from  time  to  time,  to  provide  funds  for   the

retirement, subject to applicable refunding, legal, or regulatory

requirements,   of   a  portion  of  the  Company's   outstanding

securities  at  or prior to maturity through redemptions,  tender offers, open market or negotiated purchase, or otherwise, and for other corporate purposes.



    II.  ENTITY INTERESTS AND ENTITY SUBORDINATED DEBENTURES

      14.   To  the  extent the Commission has jurisdiction  with

respect  thereto, AP&L hereby further applies to  the  Commission for  an  order authorizing it from time to time not earlier  than

January  1, 1996, and not later than December 31, 2000, to  issue and sell -- through a special purpose entity of the Company to be organized  in  the  form  of either a limited  partnership  or  a statutory  business trust ("Entity") -- one  or  more  series  of preferred  securities  with a $25 per  share  stated  liquidation preference ("Entity Interests") in an aggregate principal amount,

which  when combined with the authority requested in Section  III

pertaining to preferred stock shall not exceed $200,000,000.   If

the Entity is a limited partnership, AP&L will act as the general partner;  if the Entity is a statutory business trust, AP&L  will

acquire  all  of  the  common  securities  in  the  Entity.   The

Company's investment in the Entity is referred to herein  as  the

Equity  Contribution.  The other holders of the Entity  Interests will  be  either  limited partners (in  the  case  of  a  limited partnership)  or preferred security holders (in  the  case  of  a statutory business trust).

     15.  In connection with the issuance of any series of Entity

Interests, the Company also will issue, from time to time in  one

or  more  series  Entity  Subordinated  Debentures.   The  Entity

Subordinated Debentures will be issued to the Entity pursuant  to the Company's Subordinated Debenture Indenture, the form of which is  attached  hereto  as AP&L Exhibit B-3, each  such  series  of

Entity Subordinated Debentures to be in a principal amount not to exceed  the principal amount of the respective series  of  Entity

Interests, but in any event in an aggregate amount not to  exceed

$200,000,000.  The Entity will use the proceeds from the sale  of its  Entity  Interests plus the Equity Contribution  to  purchase

Entity  Subordinated  Debentures.  Distributions  on  the  Entity

Interests will be cumulative, and will be mandatory to the extent that  the Entity has legally available funds and sufficient  cash

for  such  purposes.   The  distribution  rates,  payment  dates,

redemption, maturity and other terms applicable to each series of

Entity  Interests will be determined at the time of sale of  each series and will be substantially identical to the interest rates,

payment dates, redemption, maturity and other provisions  of  the

Entity  Subordinated Debentures relating thereto.   The  interest

paid   by  AP&L  on  its  Entity  Subordinated  Debentures   will

constitute the only income of the Entity and will be used to  pay distributions on the Entity Interests.

      16.   AP&L  also may enter into a guaranty (the "Guaranty")

pursuant  to which it will unconditionally guarantee  payment  of distributions on the Entity Interests, if and to the  extent  the

Entity has funds legally available therefor, and  payments to the holders  of  Entity Interests of amounts due upon liquidation  of

the  Entity  or redemption of the Entity Interests.   The  Entity

Subordinated  Debentures  issued  pursuant  to  the  Subordinated

Debenture  Indenture  and  the  Guaranty  (if  issued)  will   be

expressly subordinated to Senior Indebtedness, as defined in  the

Subordinated Debenture Indenture.

      17.   It  is expected for Federal income tax purposes  that

AP&L's  interest  payments on the Entity Subordinated  Debentures will  be deductible and that the Entity, as a limited partnership or  a  statutory business trust, will not be subject  to  Federal income  tax  as an entity.  Holders of Entity Interests  will  be deemed to have received partnership distributions in the case  of a  limited partnership, or original issue discount in the case of a  statutory  business trust, and will not  be  entitled  to  any

"dividends received deduction" under the Internal Revenue Code.

      18.   The  net  proceeds that AP&L will  receive  from  the

issuance and sale of the Entity Subordinated Debentures  will  be used  to  pay  all  or  a  portion of the  Company's  short  term indebtedness outstanding from time to time, to provide funds  for

the  retirement,  subject  to  applicable  refunding,  legal   or

regulatory   requirements,  of  a  portion   of   the   Company's

outstanding   securities  at  or  prior   to   maturity   through

redemptions, tender offers, open market repurchase, or otherwise,

and for other corporate purposes.

      19.  Under the Holding Company Act, AP&L will file with the

SEC   an   Application-Declaration  on   Form   U-1   (the   "SEC

Application") requesting authorization for (1) the  formation  of the  Entity  through which AP&L will issue Entity Interests,  (2)

AP&L's Equity Contribution to the special purpose entity, and (3)

all  other  necessary authorization with respect  to  the  Entity

Interests and Entity Subordinated Debentures discussed herein.



                      III. PREFERRED STOCK

      20.   Also  pursuant to Section 59 of Act 324, AP&L  hereby

applies to the APSC for an order authorizing it to create, issue,

and sell, from time to time not earlier than January 1, 1996, and not  later than December 31, 2000, one or more series of its $100

Par  Value,  $25  Par Value or Class A Preferred  Stock,  or  any

combination  thereof (the "Preferred Stock"),  each  such  series consisting of such number of shares as AP&L shall elect, provided however  that  the total number of such shares shall  not  exceed the  number of shares authorized by the Company's Articles.  Such shares  shall  not  have an aggregate par  value  or  involuntary liquidation  value, as the case may be, in excess of $200,000,000

when  combined  with  the  authority  requested  in  Section   II

pertaining to Entity Interests.  Each new series of the Preferred

Stock  shall have the same rank and relative rights as, and shall otherwise be identical to, each series of AP&L's Preferred  Stock presently  issued  and outstanding, except with  respect  to  par value  and/or involuntary liquidation value and except  that  the resolutions authorizing the creation of each such new  series  of the  Preferred  Stock may provide for different  dividend  rates,

dates   from   which  dividends  shall  commence  to  accumulate,

redemption rates, and redemption restrictions, if any.

      21.   Each series of Preferred Stock will be sold  at  such

price  and have such dividend rate as will be determined  at  the time  of  sale.  AP&L anticipates that the issuance and  sale  of each  series  of Preferred Stock will be by means of  competitive bidding or a negotiated public offering or private placement with institutional  investors in order to secure the advantage  of  an advanced  marketing  effort  and/or  the  best  available  terms.

Because   the  market  for  the  Preferred  Stock  is  constantly

fluctuating, it is not possible to forecast the precise  dividend rate for any series of the Preferred Stock at this time.

      22.   The Preferred Stock will be issued in accordance with

AP&L's  Articles,  which  currently  authorize  the  issuance  of

3,730,000 shares of its $100 Par Value Preferred Stock, 9,000,000 shares  of  its  $25  Par Value Preferred Stock,  and  15,000,000

shares of its Class A Preferred Stock, of which 1,388,500 shares,

480,000  shares, and 2,600,000 shares, respectively,  are  issued and outstanding as of June 30, 1995.

      23.   The  net  proceeds that AP&L will  receive  from  the

issuance and sale of the Preferred Stock will be used to pay  all or a portion of the Company's short-term indebtedness outstanding from  time to time, to provide funds for the retirement,  subject to  applicable refunding, legal or regulatory requirements, of  a portion  of the Company's outstanding securities at or  prior  to

maturity   through  redemptions,  tender  offers,   open   market

repurchase, or otherwise, and for other corporate purposes.



                        IV.  COMMON STOCK

      24.   Also  pursuant to Section 59 of Act 324, AP&L  hereby

further applies to the Commission for an order authorizing it  to issue  and  sell to Entergy, an aggregate amount  of  its  common stock,  $0.01 par value per share ("Common Stock") not  exceeding

8,000,000 shares, at a minimum price of $12.50 per share, in  one or  more  separate transactions occurring at such  times  as  the

Company deems appropriate, but not earlier than January 1,  1996,

and  not  later than December 31, 2000, for an aggregate  maximum

consideration  of  $100,000,000.   AP&L  will  enter  into   such

agreements  with Entergy for the sale and purchase of the  Common

Stock,  to  occur in such installments and at such  times  before

December 31, 2000 as AP&L and Entergy shall determine.

      25.  The Common Stock will be issued in accordance with the

Company's  Articles, which currently authorize  the  issuance  of

325,000,000 shares of its Common Stock of which 46,980,196 shares are issued and outstanding as of June 30, 1995.

      26.   The  net  proceeds that AP&L will  receive  from  the

issuance and sale of the Common Stock will be used to pay all  or a  portion  of the Company's short-term indebtedness  outstanding from  time  to  time, to provide funds for the  retirement  of  a portion  of the Company's outstanding securities at or  prior  to maturity, and for other corporate purposes.



V.   TAX-EXEMPT BONDS, COLLATERAL BONDS AND RELATED TRANSACTIONS

      27.   AP&L  proposes  to enter into  arrangements  for  the

issuance and sale, by one or more governmental authorities  (each an  "Issuer"), of one or more series of tax-exempt  bonds  in  an aggregate principal amount not to exceed $67,000,000 ("Tax-Exempt

Bonds") at one time or from time to time not earlier than January

1, 1996, and not later than December 31, 2000.  The Company would enter into one or more leases, installment sale, refunding, loan,

or   similar  agreements  and/or  one  or  more  supplements   or

amendments  thereto  (collectively, the  "Facilities  Agreement")

contemplating the issuance and sale by the Issuer(s)  of  one  or more  series  of Tax-Exempt Bonds pursuant to one or  more  trust indentures  and/or one or more supplements thereto (collectively,

the  "Indenture")  between the Issuer and one  or  more  trustees

(collectively, the "Trustee").  The proceeds of the sale of  Tax-

Exempt  Bonds,  net  of  any  underwriters'  discounts  or  other expenses  payable from proceeds, will be applied to  acquire  and construct  certain pollution control or sewage  and  solid  waste

disposal  facilities at AP&L's generating plants   ("Facilities")

or  to  refinance  outstanding Tax-Exempt Bonds issued  for  that purpose.

     28.  The Company's request herein for authorization to enter into  arrangements  for the issuance and  sale  by  one  or  more governmental  authorities  of one or more  series  of  Tax-Exempt

Bonds   is   in   addition  to,  and  does  not  supersede,   the

authorization granted by this Commission in Docket No.  94-126-U,

wherein the Commission authorized AP&L to enter into arrangements for  the  issuance and sale in one or more series, from  time  to time not later than December 31, 1995, not more than $200,000,000

in  aggregate  principal amount of Tax-Exempt  Bonds.   There  is

currently a balance of $171,300,000 in aggregate principal amount of  Tax-Exempt Bonds subject to the Commission's authorization in

Docket No. 94-126-U remaining unsold.  AP&L intends to enter into a  loan  agreement with Pope County, Arkansas providing  for  the refunding of $120,000,000 Pope County, Arkansas Pollution Control

Revenue  Bonds,  Series  1985 (Arkansas  Power  &  Light  Company

Project)  through the issuance and sale of a new series  of  Tax-

Exempt  Bonds not later than December 31, 1995, and  pursuant  to the Commission's authority in Docket No. 94-126-U.

      29.   Payments made by AP&L under the Facilities  Agreement

will  be  in  amounts sufficient (together with any other  moneys held  by  the Trustee under the Indenture and available for  such purpose)  to  pay  the  principal of, and the  premium,  if  any,

thereon,  together  with interest accrued or to  accrue  on,  the related  series  of Tax-Exempt Bonds as the same become  due  and payable,  and such payments will be made directly to the  Trustee pursuant to an assignment and pledge thereof by the Issuer to the

Trustee  as  set  forth in the Indenture.  Under  the  Facilities

Agreement,  AP&L also will be obligated to pay (i) the  fees  and charges  of  the Trustee and any registrar or paying agent  under the  Indenture,  (ii) all expenses necessarily  incurred  by  the

Issuer  in  connection with its rights and obligations under  the

Facilities Agreement, (iii) all expenses necessarily incurred  by the  Issuer or the Trustee under the Indenture in connection with the  transfer or exchange of Tax-Exempt Bonds, and (iv) all other payments  that  the  Company agrees to pay under  the  Facilities

Agreement.

      30.  The Indenture may provide that, upon the occurrence of certain  events relating to the operation of all or a portion  of the  Facilities financed, the Tax-Exempt Bonds will be redeemable by  the  Issuer,  at the direction of AP&L.  Any series  of  Tax-

Exempt Bonds may be made subject to a mandatory cash sinking fund under  which  stated  portions of the Tax-Exempt  Bonds  of  such series  are to be retired at stated times.  The Tax-Exempt  Bonds

may  be  subject  to mandatory redemption in  other  cases.   The

payments  by  AP&L  under  the  Facilities  Agreement   in   such

circumstances shall be sufficient (together with any other moneys held  by  the Trustee under the Indenture and available therefor)

to  pay  the principal of all the Tax-Exempt Bonds to be redeemed or  retired  and  the  premium, if any,  thereon,  together  with interest accrued or to accrue to the redemption date on such Tax-

Exempt Bonds.

      31.   The Tax-Exempt Bonds will mature not less than  three

years from the first day of the month of issuance nor later  than

40  years  from the date of issuance.  Tax-Exempt Bonds  will  be subject  to  optional redemption, at the direction  of  AP&L,  in whole  or  in  part,  at  the  redemption  prices  (expressed  as percentages  of  principal amount) plus accrued interest  to  the redemption date, and at the times, set forth in the Indenture.

      32.  The Facilities Agreement and the Indenture may provide for  a fixed interest rate or for an adjustable interest rate for

each  series  of Tax-Exempt Bonds as hereinafter  described.   No

series  of  Tax-Exempt Bonds will be sold if the  fixed  interest rate or initial adjustable rate thereon would exceed  the maximum interest rate permitted by applicable law .  If the series of Tax-

Exempt  Bonds has an adjustable interest rate, the interest  rate

during   the   initial  Rate  Period   would  be  determined   in

discussions  between  AP&L and the purchasers  thereof  from  the

Issuer  and  would  be  based  on the  current  market  rate  for comparable tax-exempt  bonds having a maturity comparable to  the

length  of  the  initial  Rate  Period.   Thereafter,  for   each

subsequent  Rate  Period, the interest rate  on  such  Tax-Exempt

Bonds  would  be that rate (subject to a specified maximum  rate)

which  will be sufficient to permit the remarketing of Tax-Exempt

Bonds  of  such series at their principal amount.  Such  interest rates  would  be  determined based on the market rates  for  tax-

exempt  bonds of comparable maturity and quality.  The  following subparagraphs (a) through (d) relate to Tax-Exempt  Bonds  having an adjustable interest rate:

           (a)   The term "Rate Period," as used herein, means  a

     period  during  which the interest rate on  such  Tax-Exempt

     Bonds bearing an adjustable rate (or method of determination of  such  interest rate) is fixed.  The initial Rate  Period would  commence on the date as of which interest  begins  to accrue  on  such Tax-Exempt Bonds.  The length of each  Rate

     Period  would  be not less than one day nor more  than  five years.

           (b)   The  Facilities  Agreement and  Indenture  would

     provide  that  holders of Tax-Exempt Bonds  would  have  the right  to  tender or would be required to tender their  Tax-

     Exempt Bonds and have them purchased at a price equal to the principal  amount  thereof,  plus  any  accrued  and  unpaid interest  thereon, on dates specified in, or established  in accordance  with,  the Indenture.  A  Tender  Agent  may  be appointed  to facilitate the tender of any Tax-Exempt  Bonds by holders.  Any holders of Tax-Exempt Bonds wishing to have their  Tax-Exempt Bonds purchased may be required to deliver their  Tax-Exempt Bonds during a specified  period  of  time preceding  such purchase date to the Tender  Agent,  if  one shall be appointed, or to the Remarketing Agent appointed to offer such tendered Tax-Exempt Bonds for sale.

           (c)   The Facilities Agreement would obligate AP&L  to

     pay  amounts  equal  to  the  amounts  to  be  paid  by  the

     Remarketing  Agent  or  the Tender  Agent  pursuant  to  the

     Indentures for the purchase of Tax-Exempt Bonds so  tendered by  holders, such amounts to be paid by the Company  on  the dates  such payments by the Remarketing Agent or the  Tender

     Agent are to be made; provided, however, that the obligation of  AP&L to make any such payment under the Agreement  would be  reduced  by  the  amount of any other  moneys  available therefor,  including  the  proceeds  of  the  sale  of  such tendered Tax-Exempt Bonds by the Remarketing Agent.

           (d)   Upon  the delivery of such Tax-Exempt  Bonds  by

     holders  to  the Remarketing Agent or the Tender  Agent  for purchase,  the Remarketing Agent would use its best  efforts to sell such Tax-Exempt Bonds at a price equal to the stated

     principal amount of such Tax-Exempt Bonds.

      33.   In order to obtain a more favorable rating on one  or

more  series  of the Tax-Exempt Bonds, and, thereby  improve  the marketability thereof, AP&L may arrange for an irrevocable letter

of  credit from a bank (the "Bank") in favor of the Trustee.   In

such  event, payments with respect to principal, premium, if any,

interest,  and purchase obligations in connection with  any  such

Tax-Exempt  Bonds coming due during the term of  such  letter  of credit  would be secured by, and payable from funds drawn  under,

the  letter of credit.  In order to induce the Bank to issue such letter of credit, the Company would enter into a Letter of Credit and  Reimbursement Agreement ("Reimbursement Agreement") with the

Bank pursuant to which AP&L would agree to reimburse the Bank for all  amounts drawn under such letter of credit within a specified period after the date of the draw and with interest thereon.  The terms  of  the  Reimbursement Agreement would correspond  to  the terms of the Letter of Credit.

      34.   It  is  anticipated that the Reimbursement  Agreement

would require the payment by AP&L to the Bank of annual letter-of-

credit  fees  and perhaps an up-front fee.  Any  such  letter  of credit may expire or be terminated prior to the maturity date  of

any   such  Tax-Exempt  Bonds,  and,  in  connection  with   such

expiration  or  termination, such Tax-Exempt Bonds  may  be  made subject  to mandatory redemption or purchase on or prior  to  the date  of  expiration  or termination of such  letter  of  credit,

possibly subject to the right of owners of such Tax-Exempt  Bonds not  to  have  their  Tax-Exempt  Bonds  redeemed  or  purchased.

Provision may be made for extension of the term of such letter of credit  or  for  the replacement thereof, upon its expiration  or termination,  by  another letter of credit from  the  Bank  or  a different bank.

      35.   In  addition, or as an alternative, to  the  security

provided  by  a  letter  of credit, in order  to  obtain  a  more favorable  rating on one or more series of Tax-Exempt Bonds,  and

consequently   improve  the  marketability  thereof,   AP&L   may

determine  (a) to provide an insurance policy for the payment  of the  principal  of and/or interest and/or premium  on  such  Tax-

Exempt Bonds, and/or (b) to provide security for holders of  such

Tax-Exempt  Bonds  and/or  the Bank equivalent  to  the  security afforded to holders of first mortgage bonds outstanding under the

Company's  Mortgage  by  obtaining  the  authentication  of   and

pledging  one  or more new series of AP&L's First Mortgage  Bonds

("Collateral   Bonds")  under  the  Mortgage   as   it   may   be

supplemented.

      36.     Collateral Bonds would be issued on  the  basis  of

unfunded  net property additions and/or previously-retired  first mortgage  bonds, and would be delivered to the Trustee under  the

Indenture  and/or  to  the Bank in order to evidence  and  secure

AP&L's  obligation  to  pay the purchase  price  of  the  related

Facilities  or  repay  the  loan made by  the  Issuer  under  the

Agreement, and/or in order to evidence and secure  the  Company's

obligation   to   reimburse  the  Bank  under  the  Reimbursement

Agreement.   Collateral Bonds could be issued  in  several  ways.

First,  if  the  Tax-Exempt Bonds bear  a  fixed  interest  rate,

Collateral Bonds could be issued in a principal amount  equal  to the  principal amount of such Tax-Exempt Bonds and bear  interest at a rate equal to the rate of interest on such Tax-Exempt Bonds.

Second, they could be issued in a principal amount equivalent  to the  principal  amount of such Tax-Exempt Bonds  plus  an  amount

equal  to  interest thereon for a specified period.   In  such  a

case,  such  Collateral  Bonds would bear  no  interest.   Third,

Collateral Bonds could be issued in a principal amount equivalent to  the  principal  amount of such Tax-Exempt Bonds  or  in  such amount  plus an amount equal to interest thereon for a  specified period, but carry a fixed interest rate that would be lower  than the  fixed  rate  of  such Tax-Exempt Bonds.  Fourth,  Collateral

Bonds  could  be issued in a principal amount equivalent  to  the principal  amount of such Tax-Exempt Bonds at an adjustable  rate of  interest, varying with the rate of such Tax-Exempt Bonds  but having a "cap" above which the interest on Collateral Bonds could

not  rise.   The  terms  of  any  Collateral  Bonds  relating  to

maturity,  interest payment dates, if any, redemption provisions,

and acceleration will correspond to the terms of the related Tax-

Exempt  Bonds.  Upon issuance, the terms of any Collateral  Bonds will  not  vary  during the life of such series, except  for  the interest rate in the event such Collateral Bonds bear interest at an  adjustable rate.  The maximum aggregate principal  amount  of

Collateral Bonds shall be $72,000,000.

      37.  In one or more Facilities Agreements, AP&L may grant a subordinated lien on some or all of its property, or  some  other form  of collateral, to the trustee under the Indenture for  that series  of Tax-Exempt Bonds to provide security for the Company's obligation under the Facilities Agreements.

      38.   It is contemplated that the Tax-Exempt Bonds will  be

sold  by  the Issuer pursuant to arrangements with an underwriter or  a  group  of  underwriters  or  by  private  placement  in  a negotiated  sale  or sales.  AP&L will not  be  a  party  to  the underwriting  or placement arrangements. However, the  Facilities

Agreement  will  provide that the terms of the Tax-Exempt  Bonds,

and  their  sale  by  the Issuer, shall be  satisfactory  to  the

Company.   AP&L  expects that interest payable on the  Tax-Exempt

Bonds  will not be includable in the gross income of the  holders thereof  for Federal income tax purposes under the provisions  of

Section  103 of the Internal Revenue Code of 1986, as amended  to the date of issuance of Tax-Exempt Bonds (except for interest  on any  Tax-Exempt Bond during a period in which it  is  held  by  a person  who  is  a  "substantial user" of  the  Facilities  or  a

"related  person" within the meaning of Section  147(a)  of  such

Code).  AP&L also expects that interest payable on the Tax-Exempt

Bonds  will not be includable in the gross income of the  holders thereof  for  Arkansas income tax purposes under Ark.  Code  Ann.

14-267-112.



                    VI.  GENERAL INFORMATION

      39.  The Company's Application, together with the financing plan  proposed  herein, was approved by the  Company's  Board  of

Directors  at  the  Meeting of the Board  of  Directors  held  on

October  9,  1995.  Minute excerpts setting forth the resolutions approving  the  Application and the financing plan  are  attached hereto as AP&L Exhibit C.

      40.   AP&L  estimates its aggregate expenses in  connection

with  the  issuance  and  sale  of the  initial  series  and  any subsequent series of the First Mortgage Bonds and the Debentures,

the  Entity  Interests and Entity Subordinated  Debentures,   the

Preferred  Stock, the Common Stock, and the Tax-Exempt Bonds  and

collateral bonds will be as reflected in AP&L Exhibit D  attached hereto.

      41.   AP&L  states  that after the issuance  of  the  First

Mortgage  Bonds, the Debentures, the Entity Interests and  Entity

Subordinated  Debentures, the Preferred Stock, the  Common  Stock

and  the  Tax-Exempt Bonds, the aggregate amount of  all  of  its

outstanding   stock,   bonds,  notes  and  other   evidences   of

indebtedness will not exceed the fair value of AP&L's  properties and  the  reasonable cost of the issuance and sale of  the  First

Mortgage  Bonds, the Debentures, the Entity Interests and  Entity

Subordinated  Debentures, the Preferred Stock,  the Common  Stock

and the Tax-Exempt Bonds .

     42.  Attached hereto are AP&L Exhibit E-1 and AP&L Exhibit E-

2, consisting of four parts each:

          (1)   Balance Sheet per books as of June  30,

          1995,  and  Pro Forma after giving effect  to

          the proposed transactions.

          (2)   Earnings  Statement for the  12  months

          ended June 30, 1995, per books, and Pro Forma

          after   giving   effect   to   the   proposed

          transactions.

          (3)   Analysis  of  Capital Structure  as  to

          plant  reserve,  debt  ratios,  and  earnings

          ratios,  per books as of June 30,  1995,  and

          Pro Forma after giving effect to the proposed

          transactions.

          (4)   Proposed book entries giving effect  to

          the proposed transactions.

      Due to the fact that the authority requested in Section  II

hereof,   entitled  Entity  Interests  and  Entity   Subordinated

Debentures, and Section III hereof, entitled Preferred Stock, are alternatives  and  have  different  accounting  treatments,  AP&L

Exhibit  E-1  reflects  the issuance of $200  million  of  Entity

Interests,  while  AP&L Exhibit E-2 reflects, alternatively,  the issuance  of  $200  million Preferred Stock.  In  actuality,  the

Company's  proposed authorization may result in the  issuance  of only  a  portion  of  the  $200 million of  Entity  Interests  or

Preferred Stock or may result in the issuance of a combination of the two types of securities.

      43.  In order to take advantage of favorable capital market conditions, it is essential that AP&L be able to proceed with the authority  requested herein when presented with opportunities  to enhance its financial flexibility and/or reduce its capital cost.

Therefore, AP&L requests that the Commission consider and act  on this  Application expeditiously and enter an order on  or  before

December 29, 1995.

     44.  Pursuant to Section 2.03 of the Commission's Procedural

Rules,  AP&L requests that the following individuals be shown  on the service list of this Docket:

                    James P. Herden
                    Arkansas Power & Light Company
                    P.O. Box 551
                    Little Rock, Arkansas  72203
                    Telephone:  (501)377-4475

                    Paul B. Benham III
                    Allison Graves
                    Friday, Eldredge & Clark
                    2000 First Commercial Building
                    400 West Capitol Avenue
                    Little Rock, Arkansas  72201-3493
                    Telephone:  (501)376-2011

      WHEREFORE,  Arkansas  Power  & Light  Company  respectfully requests  that  the  Commission enter  its  order  on  or  before

December 29, 1995, (a) authorizing the Company to issue and  sell in one or more series, from time to time not earlier than January

1, 1996, and not later than December 31, 2000, in each case in  a

manner  described  herein:   (i) the  First  Mortgage  Bonds  and

Debentures  in  an  aggregate  principal  amount  not  to  exceed

$870,000,000, (ii) the Entity Interests in an aggregate principal amount not to exceed $200,000,000 (including the issuance to  the

Entity  of  the  Company's Entity Subordinated  Debenture  in  an

aggregate  principal  amount  not to  exceed  $200,000,000)  when combined  with  the  authority  requested  for  the  issuance  of

Preferred  Stock, (iii) the Preferred Stock, in an aggregate  par value  or involuntary liquidation value, as the case may be,  not

to   exceed   $200,000,000,  when  combined  with  the  authority

requested  for  the  issuance  of  Entity  Interests  and  Entity

Subordinated  Debentures (iv) the Common  Stock,  not  to  exceed

8,000,000 shares, at a minimum price of $12.50 per share, for  an aggregate maximum consideration of $100,000,000, and (v) the Tax-

Exempt  Bonds  in  an aggregate principal amount  not  to  exceed

$67,000,000  and,  in connection therewith, the Company  requests authorization  to  enter into the Agreement  related  thereto  as contemplated  hereby; (b) authorizing the Company  to  apply  the

proceeds  from  the  sale  of  the  First  Mortgage  Bonds,   the

Debentures,   the   Entity  Interests  and  Entity   Subordinated

Debentures,  the Preferred Stock, and the Common  Stock  for  the

purposes  set forth herein; (c)authorizing the Company   to  take

all other action and to enter into all other agreements necessary therefor,  including the issuance of one or more  new  series  of

Collateral   Bonds  in  an  aggregate  amount   not   to   exceed

$72,000,000,   as   described  herein,  such  authorization   for

Collateral  Bonds being separate and apart from the authorization granted by this Commission in Orders 2 and 3 of Docket No. 93-217-

U  and separate and apart from the authorization herein requested for  the  issuance  and  sale of First Mortgage  Bonds;  and  (d)

granting all other proper relief.

     DATED this 20th day of October, 1995.

                              ARKANSAS POWER & LIGHT COMPANY

                              By:  FRIDAY, ELDREDGE & CLARK
                              2000 First Commercial Building
                              400 West Capitol
                              Little Rock, Arkansas 72201-3493
                              Attorneys for Applicant



                              By:________________________________
                                 PAUL B. BENHAM III, #71007

                           BEFORE THE

               ARKANSAS PUBLIC SERVICE COMMISSION




IN THE MATTER OF THE APPLICATION      )
OF ARKANSAS POWER & LIGHT COMPANY     )
FOR AUTHORIZATION TO ENTER INTO       )      DOCKET NO. 95-_____-U
CERTAIN FINANCING TRANSACTIONS        )
DURING THE YEARS 1996 THROUGH 2000    )


                         AP&L EXHIBIT C

      MINUTE EXCERPTS FROM AP&L BOARD OF DIRECTORS MEETING
                         OCTOBER 9, 1995

                 ARKANSAS POWER & LIGHT COMPANY
              Resolutions of the Board of Directors
                         October 9, 1995

                          Finance Plan


      WHEREAS,  authorization  by  the  Arkansas  Public  Service

Commission  (the  "Commission") of the Company's  financing  plan expires on December 31, 1995, and it is therefore necessary  that the  Board  adopt  a  new financing plan and apply  for  approval thereof  by  the  Commission.  After discussion, on  motion  duly made, seconded, and unanimously adopted, it was

     RESOLVED, That, subject to obtaining all requisite approvals, authorizations, and consents, the Board of Directors hereby approves a new financing plan for the Company for the period January 1, 1996, through December 31, 2000, providing for (1) the issuance and sale by the Company, from time to time, of (a) one or more new series or sub-series of the Company's First Mortgage Bonds ("Bonds") and/or one or more series of the Company's debentures ("Debentures") in a combined aggregate principal amount of said Bonds and Debentures not to exceed $870,000,000; (b) one or more series of monthly or quarterly income preferred securities through the creation of a special purpose entity ("Entity Interests") (the issuance of Entity Interests to include the issuance of one or more series of the Company's junior subordinated debentures to said special purpose entity, each series of such junior subordinated debentures in a principal amount not to exceed the principal amount of the respective series of Entity Interests) and one or more new series of the Company's $100 Preferred Stock, $25 Preferred Stock, or Class A Preferred Stock, or any combination thereof (collectively the "Preferred Stock") in a combined aggregate principal amount of said Entity Interests and Preferred Stock, having an aggregate par and/or liquidation value not to exceed $200,000,000; and (c) not in excess of 8,000,000 authorized but unissued additional shares of the Company's Common Stock, $0.01 par value per share at a minimum per share price of $12.50, which consideration the Board of Directors has determined is adequate, for an aggregate cash consideration not to exceed $100,000,000, at such times and on such terms and conditions as the officers of the Company deem appropriate, subject to such further approvals of the Board of Directors and/or the Executive Committee as may be necessary or desirable; (2) the financing or refinancing, from time to time, of certain facilities, including but not limited to sewage and/or solid waste disposal or pollution control facilities regardless of whether such facilities have heretofore been the subject of such financing, to the greatest extent practicable, with the net proceeds of the issuance and sale of up to $67,000,000 aggregate principal amount of tax-exempt bonds or notes (the "Tax-Exempt Bonds"), which may be secured by $72 million aggregate principal amount of the Company's first mortgage bonds, provided that the actual amount of such financing and structure of such arrangements shall be determined at a later date, (3) the renewal, extension, or obtaining of new or replacement letters of credit or other credit facilities to support outstanding Pollution Control Revenue Bonds and Industrial Development Revenue Bonds, and the purchase, redemption, and/or remarketing of any such bonds, as provided for under existing arrangements, and the fixing of interest rates or changing the interest rate determinations for any such bonds and (4) the negotiation and execution of any loan, reimbursement, pledge, guaranty, or indemnity agreements to support the financings contemplated in (1) through (3) above, (such financings being herein collectively referred to as the "New Financing Plan"), and
     (5) the acquisition (and retirement and cancellation), from time to time, by redemption (subject to any applicable refunding limitations on redemption but whether pursuant to applicable mandatory or optional sinking fund provisions or not), tender offer, open market or negotiated purchases or otherwise, or refunding of all or a portion of one or more series of (a) the Company's outstanding First Mortgage Bonds, (b) the Company's outstanding Preferred Stock, (c) outstanding Pollution Control Revenue Bonds and Industrial Development Revenue Bonds issued for the benefit of the Company, and/or (d) any other security heretofore or hereafter issued by the Company (the same being herein referred to collectively, as the "New Acquisition Program"), each and all with funds that are lawfully available for such purpose; and further

     RESOLVED, That the officers of the Company be, and each of them hereby is, subject to receipt of any necessary Board, Executive Committee or regulatory approvals and any contractual or legal restrictions, authorized and directed to implement the New Acquisition Program by effecting the retirement (by any methods or combinations of methods specified in any of these resolutions) of any such outstanding First Mortgage Bonds, Preferred Stock, Pollution Control Revenue Bonds and any other security heretofore or hereafter issued by the Company as they, in their judgment, deem appropriate or desirable in the interests of the Company; and further

     RESOLVED, That the officers of the Company be, and they hereby are, authorized to prepare, execute, and file with
     (1) the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935 ("Holding Company Act") one or more Applications and/or Declarations on Form U-1 and any and all amendments thereto, together with any and all exhibits and other documents related thereto, as such officers may deem necessary or desirable for the purpose of obtaining the requisite authorizations of the Commission under the Holding Company Act for the New Financing Plan and the New Acquisition Program and (2) the Arkansas Public Service Commission ("APSC") and the Tennessee Public Service Commission ("TPSC") Applications and any and all amendments thereto together with any and all exhibits and other documents related thereto, as such officers may deem necessary or desirable for the purpose of obtaining the requisite authorizations of the APSC and the TPSC for the New Financing Plan; and further

     RESOLVED, That if any series of Bonds, Debentures, Entity Interests and/or the Preferred Stock is to be sold publicly, the officers of the Company be, and they hereby are, authorized to prepare, execute, and file with the SEC one or more registration statements with respect thereto, each including a prospectus, on such form or forms as the officers of the Company determine to be advisable, and any and all amendments and supplements thereto, that such officers may deem necessary or desirable, together with any and all exhibits and documents related thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder; and further

     RESOLVED, That the Company, for the purposes of complying with the requirements of the blue sky laws of various states and/or other jurisdictions in connection with applications to register one or more new series or sub-series of the Bonds, Debentures, Entity Interests and/or Preferred Stock, does hereby irrevocably authorize the President or any Vice President, the Treasurer or any Assistant Treasurer, and/or the Secretary or any Assistant Secretary, or any of them, to execute, for and on behalf of the Company, any necessary forms and/or other papers designated by the respective securities regulatory authorities of such states and/or jurisdictions, including consents to service of process, needed for the registration of such Bonds, Debentures, Entity Interests and/or Preferred Stock, and such officers of the Company, or any of them, are authorized to do everything necessary and proper to facilitate any public offering thereof in the various states and/or jurisdictions; and further

     RESOLVED, That the officers of the Company be, and they hereby are, authorized and empowered, for and on behalf of the Company, to take or cause to be taken all steps and proceedings, and to do all such acts and things and to execute all such documents and instruments, as in their judgment may be necessary or appropriate to carry out and effectuate the purposes of the foregoing resolutions and the transactions contemplated thereby.

                 ESTIMATE OF ISSUANCE EXPENSES*


                                                        EACH
                                   INITIAL        SUBSEQUENT
                                   SERIES             SERIES

FIRST MORTGAGE BONDS,
     DEBENTURES                    $476,000       $127,000

PREFERRED STOCK,
     ENTITY INTERESTS,             $314,000       $162,000
     ENTITY SUBORDINATED DEBENTURES

COMMON STOCK                       $ 30,000       $ 20,000

TAX-EXEMPT BONDS,
     COLLATERAL BONDS              $237,000       $183,000







* The estimates of expenses in this exhibit were developed by category and reflect assumptions specific to each category. AP&L Exhibit E-1 and AP&L Exhibit E-2 reflect total expenses of issuance for all of the securities in the proposed plan. Total expenses were derived from these estimates. Total expenses are the sum of the Initial Series expenses listed above, plus an estimated number of subsequent issuances multiplied by the amount indicated in Each Subsequent Series above, plus an estimate of underwriting expenses.